Exhibit 99.1

Media contacts:	Investor contacts:

Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS FIRST-QUARTER 2007 RESULTS

– Net Income Per Share (diluted) of $0.47 on a fully-exchanged basis(a) –

– Record Assets Under Management (AUM) of $124.9 billion –

Highlights

•	Operating revenue(b) of $388.2 million, a first-quarter record vs. $351.1 million in 2006

•	M&A revenue of $196.1 million, a first-quarter record vs. $194.0 million in 2006

•	Record management fee income of $130.6 million vs. $103.8 million in 2006

•	Grew assets under management to a record $124.9 billion from $110.4 billion at year-end 2006, with net inflows of $11.6 billion during the quarter

•	Net income on a fully-exchanged basis(a) of $55.0 million vs. $52.5 million in 2006

•	Net income per share (diluted) on a fully-exchanged basis of $0.47 vs. $0.51 in 2006

NEW YORK, May 8, 2007 – Lazard Ltd (NYSE: LAZ) today announced financial results for the first quarter ended March 31, 2007. Net income assuming full exchange of exchangeable interests(a) increased 5% to $55.0 million from $52.5 million for the first quarter of 2006. Net income per common share (diluted) assuming full exchange of exchangeable interests of $0.47 compared to $0.51 in the first quarter of 2006. The average common shares outstanding on a fully-exchanged basis increased to 118.2 million from 103.2 million in the 2006 first quarter due to the issuance of 8.1 million common shares in the primary offering in December 2006, and to the dilutive effects of a convertible note issued in May 2006, the outstanding equity security units and restricted stock units.

Operating revenue(b) increased 11% to $388.2 million compared to $351.1 million for the first quarter of 2006, resulting primarily from growth in our Asset Management business. For the first quarter of 2007 compared to the first quarter of 2006, Asset Management revenue increased 23%. Operating income(c) was $78.3 million compared to $78.1 million for the first quarter of 2006.

Net income (before exchange of exchangeable interests) increased 34% to $26.4 million compared to $19.7 million for the first quarter of 2006. The 34% increase exceeded the 5% increase in net income, assuming full exchange of exchangeable interests, as the minority interest represented by the exchangeable interests declined as a result of the secondary offering in December 2006. Net income per common share (diluted) (before exchange of exchangeable interests) of $0.47 compared to $0.51 in the first quarter of 2006.

(a)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of General Partnerships of Lazard Asset Management (LAM), each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

“We have made impressive achievements in our Asset Management business with record assets under management of $124.9 billion and record quarterly positive net inflows, with $11.6 billion in new assets in the quarter. Our three-year plan for Asset Management has been a success and progress is continuing,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. “In our Financial Advisory business, we continue to serve as independent, strategic advisors on some of the most important cross-border, global and domestic M&A and restructuring assignments around the world. We are actively pursuing expanding Financial Advisory by geography and adjacent businesses through acquisitions, investments and new hires. We also are actively pursuing expansion of our Asset Management business through acquisitions, new investment products, including merchant banking investments, making new hires of individuals and teams, and upgrading our current platforms. We continue to invest for future growth and feel that the firm is well positioned.”

“Our market position is strong in both our Financial Advisory and Asset Management businesses,” noted Steven J. Golub, Lazard’s Vice Chairman. “Our Financial Advisory backlog continues to build, and we are the strategic advisor on many high-profile, precedent-setting transactions, including the restructuring of New Century Financial, a leader in sub-prime lending; Barclays’ $91.3 billion merger with ABN Amro, the largest bank merger in history; Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa; and TXU’s $45 billion sale to a private equity group, the largest-ever LBO. We continue to work on other major transactions such as Mellon Financial’s $16.5 billion merger with The Bank of New York, KeySpan’s $11.8 billion sale to National Grid, the Chicago Board of Trade’s merger discussions and American Standard’s plan to separate its businesses. We continue to add senior talent, such as executive Donald G. Drapkin, who joined us last week.”

“Our results are best measured on an annual basis rather than on any single quarter,” added Mr. Golub. “This year our backlog for completion of transactions seems to be weighted toward the second half of the year. We continue to focus on controlling costs. The increase in our non-compensation expense was impacted by, among other factors, one-time cost recoveries in the first quarter of 2006. We remain confident that the operating leverage in our business model will continue to yield long-term positive results.”

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Net Revenue

Financial Advisory

Lazard’s Financial Advisory business encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. This revenue is reflected in our financial statements.

Financial Advisory operating revenue was $222.6 million, a record level for a first quarter, compared to $222.1 million for the first quarter of 2006.

M&A

M&A revenue was $196.1 million, a record level for a first quarter, compared to $194.0 million for the first quarter of 2006.

Completed M&A transactions in the first quarter of 2007 included the following transactions on which Lazard advised:

•	Schneider Electric’s $6.1 billion acquisition of American Power Conversion

•	Siemens’ €4.2 billion acquisition of Bayer’s diagnostic division

•	TransCanada’s $4.4 billion acquisition of U.S. natural gas pipeline and storage assets from El Paso

•	Pirelli Real Estate’s €1.7 billion acquisition of Deutsche Grundvermögen (DGAG)

•	Eurazeo’s €1.4 billion sale of Fraikin Group to CVC Capital Partners

•	Caisse d’Epargne’s €1.4 billion sale of 49.9% of Ecureuil Vie to CNP Assurances

•	Capgemini’s $1.3 billion acquisition of Kanbay International

•	Jacuzzi Brand’s $1.3 billion sale to Apollo

•	Metaldyne’s $1.2 billion sale to Asahi Tec

•	International Paper’s $985 million sale of its beverage packaging and Arizona Chemicals businesses (two transactions)

•	Air Liquide’s €590 million acquisition of a 45% stake in Japan Air Gases from The Linde Group

•	Solexa’s $600 million sale to Illumina

•	Eutelsat Communications’ ownership restructuring

•	Max Bahr’s sale of its DIY operations and real estate portfolio to Praktiker and Nomura

Among the announced and pending M&A transactions on which Lazard continues to advise include:

•	Barclays’ $91.3 billion merger with ABN Amro

•	Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa

•	TXU’s $45.0 billion sale to an investor group led by KKR and TPG

•	Gaz de France’s €37.8 billion merger with Suez

•	Essent shareholders in the €24.0 billion (combined equity value) merger with Nuon

•	Mellon Financial’s $16.5 billion merger with The Bank of New York

•	KeySpan’s $11.8 billion sale to National Grid

•	Fadesa Inmobiliaria’s €6.9 billion merger with Martinsa

•	Chicago Board of Trade’s Special Transaction Committee for the $8.0 billion merger with the Chicago Mercantile Exchange

•	Dollar General’s $7.3 billion sale to KKR

•	Nestlé’s $5.5 billion acquisition of Gerber

•	Florida Rock’s $4.6 billion sale to Vulcan Materials

•	Disney in the $2.4 billion merger of its radio unit, ABC Radio, with Citadel Broadcasting

•	Nestlé’s $2.5 billion acquisition of the medical nutrition business of Novartis

•	Fairfax Media’s A$2.9 billion merger with Rural Press

•	Catalina Marketing’s special committee for the $1.7 billion sale to Hellman & Friedman

•	USI Holdings’ Special Committee for the $1.4 billion sale to Goldman Sachs Capital Partners

•	Stedim’s $1.2 billion (combined value) merger with Sartorius Biotechnology

•	Isolux Corsán’s €646 million tender offer for Europistas

•	American Standard Companies’ plan to separate its three businesses

•	Eiffage S.A. in its defense against an approach by Sacyr

Financial Restructuring

Financial Restructuring operating revenue was $9.6 million compared to $13.6 million for the first quarter of 2006.

An important restructuring assignment completed in the first quarter of 2007 after a more than five-year bankruptcy process was Adelphia Communications. We have recently been retained to advise New Century Financial Corporation in connection with its Chapter 11 filing, a highly visible assignment for the company that is a leader in sub-prime lending. In addition, we continued to work on assignments involving InSight Health, Collins & Aikman, Tower Automotive, the Hellenic Republic with regards to Olympic Airways, Calpine’s Unsecured Creditors Committee, the UAW in connection with Delphi’s bankruptcy and an ad hoc committee of second lien holders in connection with Dura Automotive’s Chapter 11 filing, among others, in the first quarter of 2007.

Asset Management

Asset Management operating revenue increased 23% to $146.9 million, a record first-quarter level, compared with $119.2 million for the first quarter of 2006.

Management fees increased 26% to a record $130.6 million compared with $103.8 million for the first quarter of 2006. The increase was driven by growth in average assets under management of 28% to $117.6 billion from $91.7 billion for the first quarter of 2006. Assets under management at the end of the quarter were a record $124.9 billion, representing an increase of 13% from year-end 2006, due principally to net inflows of $11.6 billion during the quarter. These net flows include the effect of one large new mandate.

Incentive fees were $5.0 million compared with $6.5 million for the first quarter of 2006. Incentive fees are recorded on the measurement date, which for most of our funds that are subject to incentive fees falls in the fourth quarter.

Expenses

Compensation and Benefits

The compensation and benefits expense to operating revenue ratio measured 56.7% compared to 57.0% for the first quarter of 2006. Compensation and benefits expense increased 10% to $220.0 million compared with $200.1 million for the first quarter of 2006, reflecting an increase in operating revenue. The increase in compensation and benefits expense was slightly lower than the increase in operating revenue of 11%.

Non-Compensation

Non-compensation expenses were $70.9 million or 18.3% of operating revenue compared with $58.0 million or 16.5% of operating revenue for the first quarter of 2006. The increase in non-compensation expenses primarily reflects one-time VAT and other recoveries in the first quarter of 2006, as well as increases in (i) professional fees related to increased business activity, including fund administration and services associated with the increase in assets under management, (ii) investments in our businesses such as increased recruitment costs, travel and other market development costs, and (iii) overall non-compensation expenses related to the strengthening of the Euro, Pound and other currencies against the U.S. Dollar.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenue, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes was $17.1 million compared with a provision for income taxes of $15.9 million for the corresponding 2006 period. The effective tax rates for the first quarters of 2007 and 2006 were 21.8% and 20.4%, respectively. On a fully-exchanged basis, the effective tax rates for each of the first quarters of 2007 and 2006, was 28%.

Minority Interest

Minority interest expense, assuming full exchange of minority interests, was $1.8 million compared to $5.3 million in the first quarter of 2006, representing the LAM general partnership interests held by certain of our managing directors.

Minority interest on a US GAAP basis also includes the minority interest attributable to the exchangeable interests held by LAZ-MD Holdings LLC. Such minority interest decreased as the ownership interest represented by the exchangeable interests declined to 52.1% from 62.4% in the first quarter of 2006 as a result of the primary and secondary offering of the Company’s common stock in December 2006.

Capital

As previously reported in December 2006, the Company issued 14,050,400 shares of Class A common stock, of which 8,050,400 shares were sold by the Company for net proceeds of $349.1 million and 6,000,000 shares were sold by its selling shareholders following an exchange of exchangeable interests, for which the Company did not receive any proceeds. As a result the total issued shares, on a fully exchanged basis, increased by 8,050,400 compared to the first quarter of 2006.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net Income assuming full exchange of exchangeable interests

•	Operating Revenue

•	Minority interest assuming full exchange of exchangeable interests

*        *        *

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

*        *        *

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

*        *        *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*        *        *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

#        #        #

LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended March 31,
	2007	2006	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A	$196,068	$193,983	$2,085	1%
Financial Restructuring	9,620	13,593	(3,973)	(29)%
Corporate Finance and Other	16,935	14,573	2,362	16%

Total	222,623	222,149	474	0%

Asset Management
Management Fees	130,639	103,805	26,834	26%
Incentive Fees	5,006	6,483	(1,477)	(23)%
Other Revenue	11,272	8,930	2,342	26%

Total	146,917	119,218	27,699	23%

Corporate	18,657	9,756	8,901	—

Operating Revenue*	388,197	351,123	37,074	11%

LAM GP Related Revenue	1,831	5,259	(3,428)	—
Other Interest Expense	(20,830)	(20,124)	(706)	—

Net Revenue	$369,198	$336,258	$32,940	10%

*	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Ended March 31,
	2007	2006
	($ in thousands, except per share data)
Total revenue*	$398,612	$354,998
LFB interest expense	(10,415)	(3,875)

Operating revenue	388,197	351,123
LAM GP related revenue	1,831	5,259
Other interest expense	(20,830)	(20,124)

Net revenue	369,198	336,258
Operating expenses:
Compensation and benefits	220,038	200,139
Premises and occupancy costs	18,106	16,591
Professional fees	16,214	14,877
Travel and entertainment	12,547	8,887
Other	24,025	17,648

Total non-compensation expense	70,892	58,003

Operating expenses	290,930	258,142

Operating income	78,268	78,116

Provision for income taxes	17,061	15,940

Income before minority interest in net income	61,207	62,176
Minority interest in net income (excluding LAZ-MD)	1,833	5,262
Minority interest in net income (LAZ-MD only)	33,020	37,228

Net income	$26,354	$19,686

Net income assuming full exchange of exchangeable interests	$55,033	$52,454

Weighted average shares outstanding:
Basic	51,439,068	37,502,889
Diluted **	118,216,333	41,042,544
Net income per share:
Basic	$0.51	$0.52
Diluted	$0.47	$0.51
Weighted average shares outstanding, assuming full exchange of exchangeable interests:
Basic	107,537,516	99,621,638
Diluted	118,216,333	103,161,293
Net income per share - assuming full exchange of exchangeable interests:
Basic	$0.51	$0.53
Diluted	$0.47	$0.51

*	Excluding LAM General Partnership related revenue
**	In determining weighted average shares outstanding, the exchangeable interests were not considered dilutive for the three month period ended March 31, 2006 whereas they were considered dilutive for the three month period ended March 31, 2007 (see page 13).

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Pro Forma(a) Dec. 31, 2005	Sept. 30, 2005	Pro Forma(a) June 30, 2005
	($ in thousands, except per share data)
Financial Advisory
M&A	$196,068	$247,483	$153,215	$197,856	$193,983	$182,984	$187,241	$182,007
Financial Restructuring	9,620	20,423	15,562	21,047	13,593	23,037	39,956	16,263
Corporate Finance and Other	16,935	34,260	18,291	43,149	14,573	32,216	30,681	13,381

Total	222,623	302,166	187,068	262,052	222,149	238,237	257,878	211,651

Asset Management
Management Fees	130,639	121,589	112,726	112,203	103,805	98,366	98,268	97,032
Incentive Fees	5,006	42,009	3,423	7,456	6,483	33,977	2,717	3,113
Other Revenue	11,272	10,961	8,720	10,159	8,930	7,170	7,328	8,767

Total	146,917	174,559	124,869	129,818	119,218	139,513	108,313	108,912

Corporate	18,657	14,774	5,668	18,970	9,756	9,965	8,069	9,568

Operating revenue (b)	$388,197	$491,499	$317,605	$410,840	$351,123	$387,715	$374,260	$330,131

Operating income (c)	$78,268	$115,207	$49,193	$84,693	$78,116	$77,084	$77,289	$56,955

Net income (d)	$26,354	$36,596	$13,158	$23,545	$19,686	$21,743	$19,011	$11,967

Net income per share (d)
Basic	$0.51	$0.88	$0.35	$0.63	$0.52	$0.58	$0.51	$0.32
Diluted	$0.47	$0.78	$0.34	$0.59	$0.51	$0.57	$0.51	$0.32
Net income assuming full exchange of exchangeable interests (d)	$55,033	$85,817	$34,983	$62,939	$52,454	$57,261	$51,690	$32,023

Net income per share - assuming full exchange of exchangeable interests (d)
Basic	$0.51	$0.84	$0.35	$0.63	$0.53	$0.57	$0.52	$0.32
Diluted	$0.47	$0.78	$0.34	$0.60	$0.51	$0.57	$0.52	$0.32

(a)	The unaudited pro forma selected quarterly operating results for December 31, 2005 and June 30, 2005 present Lazard’s historical financial information adjusted to reflect the separation and recapitalization transactions, including its initial public offering and the additional financing transactions, assuming they had been completed as of January 1, 2005.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests and prior to May 10, 2005 excludes the results of discontinued operations.
(d)	Net income prior to May 10, 2005 excludes the results of discontinued operations.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

RECONCILIATION OF US GAAP TO FULL EXCHANGE RESULTS

	Three Month Period Ended March 31, 2007				Three Month Period Ended March 31, 2006
	US GAAP	Adjustment for Full Exchange		Adjusted for Full Exchange	US GAAP	Adjustment for Full Exchange		Adjusted for Full Exchange
	($ in thousands, except per share data)
Total revenue (a)	$398,612	$—		$398,612	$354,998	$—		$354,998
LFB interest expense	(10,415)	—		(10,415)	(3,875)	—		(3,875)

Operating revenue	388,197	—		388,197	351,123	—		351,123
LAM GP related revenue	1,831 (b)	—		1,831	5,259 (b)	—		5,259
Other interest expense	(20,830)	—		(20,830)	(20,124)	—		(20,124)

Net revenue	369,198	—		369,198	336,258	—		336,258
Operating expenses:
Compensation and benefits	220,038	—		220,038	200,139	—		200,139
Premises and occupancy costs	18,106	—		18,106	16,591	—		16,591
Professional fees	16,214	—		16,214	14,877	—		14,877
Travel and entertainment	12,547	—		12,547	8,887	—		8,887
Other	24,025	—		24,025	17,648	—		17,648

Total non-compensation expense	70,892	—		70,892	58,003	—		58,003

Operating expenses	290,930	—		290,930	258,142	—		258,142

Operating income	78,268	—		78,268	78,116	—		78,116

Provision for income taxes	17,061	4,341	(c)	21,402	15,940	4,460	(c)	20,400

Income before minority interest in net income	61,207	(4,341)		56,866	62,176	(4,460)		57,716
Minority interest in net income (excluding LAZ-MD)	1,833	—		1,833	5,262	—		5,262
Minority interest in net income (LAZ-MD only)	33,020	(33,020	)(d)	—	37,228	(37,228	)(d)	—

Net income	$26,354	$28,679		$55,033	$19,686	$32,768		$52,454

Weighted average shares outstanding:
Basic	51,439,068			107,537,516	37,502,889			99,621,638
Diluted (e)	118,216,333			118,216,333	41,042,544			103,161,293
Net income per share:
Basic	$0.51			$0.51	$0.52			$0.53
Diluted	$0.47			$0.47	$0.51			$0.51

(a)	Excluding LAM General Partnership related revenue
(b)	Relates to interests in LAM general partnerships held directly by various of our managing directors which is also deducted in minority interests.
(c)	Represents an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests, as of January 1, 2006.
(d)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2006.
(e)	In determining weighted average shares outstanding, the exchangeable interests were not considered dilutive for the three month period ended March 31, 2006 whereas they were considered dilutive for the three month period ended March 31, 2007 (see page 13).

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	March 31, 2007	December 31, 2006*
ASSETS
Cash and cash equivalents	$682,227	$969,483
Cash segregated for regulatory purposes or deposited with clearing organizations	32,387	16,023
Securities owned - at fair value**	608,763	579,335
Receivables	839,305	1,234,896
Other assets	452,108	408,928

Total assets	$2,614,790	$3,208,665

LIABILITIES & STOCKHOLDERS’ DEFICIENCY
Liabilities
Depositors and other customer payables	$800,718	$1,195,014
Accrued compensation and benefits	186,406	437,738
Other liabilities	495,298	473,712
Senior notes:
Underlying equity security units	437,500	437,500
Others	646,008	649,557
Subordinated loans	200,000	200,000

Total liabilities	2,765,930	3,393,521
Commitments and contingencies
Minority interest	55,726	55,497
Stockholders’ deficiency
Common stock:
Class A, par value $ .01 per share	516	516
Class B, par value $ .01 per share
Additional paid-in capital	(371,238)	(396,792)
Accumulated other comprehensive income, net of tax	32,590	32,494
Retained earnings	135,445	127,608

	(202,687)	(236,174)
Less: Class A common stock held in treasury, at cost	(4,179)	(4,179)

Total stockholders’ deficiency	(206,866)	(240,353)

Total liabilities and stockholders’ deficiency	$2,614,790	$3,208,665

*	Certain prior year amounts have been reclassified to conform to current year presentation.
**	Included in securities owned are corporate investments made in the three month period ended March 31, 2007 of $82,645 which consisted primarily of equity securities. The remaining balance is primarily related to Lazard Freres Banque SA.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

BEFORE FULL EXCHANGE

	Three Month Period Ended March 31, 2007				Three Month Period Ended March 31, 2006
	Weighted Average Shares Outstanding	Net Income		Net Income Per Share	Weighted Average Shares Outstanding	Net Income		Net Income Per Share
	($ in thousands, except per share data)
Amounts as reported for basic net income per share	51,439,068	$26,354		$0.51	37,502,889	$19,686		$0.52

Equity security units	6,027,803	1,520	(a)		3,003,074	958	(a)
Restricted stock units	2,019,444	474	(a)		536,581	167	(a)
Convertible notes	2,631,570	1,056	(b)
Exchangeable interests	56,098,448	26,506	(c)		—	—

Amounts as reported for diluted net income per share (d)	118,216,333	$55,910		$0.47	41,042,544	$20,811		$0.51

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2006

	Three Month Period Ended March 31, 2007				Three Month Period Ended March 31, 2006
	Weighted Average Shares Outstanding	Net Income		Net Income Per Share	Weighted Average Shares Outstanding	Net Income		Net Income Per Share
	($ in thousands, except per share data)
Amounts as reported for basic net income per share	107,537,516	$55,033		$0.51	99,621,638	$52,454		$0.53

Equity security units	6,027,803				3,003,074
Restricted stock units	2,019,444				536,581
Convertible notes	2,631,570	877	(e)		—	—

Amounts as reported for diluted net income per share	118,216,333	$55,910		$0.47	103,161,293	$52,454		$0.51

(a)	Change in Lazard Group net income allocable to Lazard Ltd resulting from the assumed issuance of incremental shares, net of taxes at the Lazard Ltd corporate tax rate.
(b)	For the three month period ended March 31, 2007, change in Lazard Group net income allocable to Lazard Ltd of $595 resulting from the assumed issuance of incremental shares and a reduction of interest expense of $461, net of taxes at the Lazard Ltd corporate tax rate.
(c)	For the three month period ended March 31, 2007, includes LAZ-MDs proportional share of Lazard Group net income of $63,364 and a reduction of its proportional share of interest expense of $416 related to the convertible notes resulting from the assumed issuance of incremental shares (see (b) above), net of taxes at the Lazard Ltd corporate tax rate.
(d)	For the three month period ended March 31, 2006, the LAZ-MD exchangeable interests were antidilutive, consequently, the effect of their conversion to shares of Class A Common Stock has been excluded from diluted earnings per share during such period.
(e)	Reduction of interest expense, net of taxes, related to the issuance of the convertible notes on a fully exchanged basis.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	($ in millions)
Equities	$105,483	$92,194	$81,786	$76,591	$77,997
Fixed Income	12,587	11,823	11,113	11,029	10,884
Alternative Investments	3,292	3,457	3,653	3,718	3,515
Merchant Banking	936	883	854	821	796
Cash	2,554	2,080	1,928	1,742	1,941

Total AUM	$124,852	$110,437	$99,334	$93,901	$95,133

	Three Months Ended March 31,			Year Ended December 31, 2006
	2007	2006
	($ in millions)			($ in millions)
AUM - Beginning of Period	$110,437	$88,234		$88,234

Net Flows	11,564	863		2,756
Market Appreciation	2,708	5,757		18,192
Foreign Currency Adjustments	143	279		1,255

AUM - End of Period	$124,852	$95,133		$110,437

Average AUM *	$117,645	$91,684		$97,408

*	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

ALLOCATION OF OPERATING INCOME

	Three Months Ended March 31,
	2007	2006
	($ in thousands)
Operating income:
Lazard Group	$78,268	$78,250
Lazard Ltd	—	(134)

Total	$78,268	$78,116

Operating income allocable to Lazard Ltd:

Lazard Group (a)	$37,482	$29,458
Lazard Ltd	—	(134)

Total	$37,482	$29,324

Operating income allocable to LAZ-MD Holdings:
Lazard Group (b)	$40,786	$48,792

INCOME TAX PROVISION PRIOR TO FULL EXCHANGE

	Three Months Ended March 31,
	2007	2006
	($ in thousands)
Lazard Ltd’s entity level taxes (c)	$10,249	$7,657

Flow through provision for Lazard Group income taxes applicable to LAZ-MD Holdings’ ownership (b) - effective tax rates of 16.7% and 17.0% for the three month periods ended March 31, 2007 and 2006, respectively	6,812	8,283

Total provision for income taxes	$17,061	$15,940

Lazard Ltd consolidated effective tax rate	21.8%	20.4%

(a)	Approximately 47.9% and 37.6% for the three month periods ended March 31, 2007 and 2006, respectively.
(b)	Approximately 52.1% and 62.4% for the three month periods ended March 31, 2007 and 2006, respectively.
(c)	Lazard Ltd entity level taxes of 28.0% of operating income less its share of LAM GP related revenues which were $877 and $1,980 for the three month periods ended March 31, 2007 and 2006, respectively.